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                                                                    Exhibit 10.7




                              EMPLOYMENT AGREEMENT



            Agreement made and entered into this 10th day of August, 2001 (the "Effective Date"), by and between MasterCard International Incorporated, a Delaware corporation (the "Company") and Robert W. Selander (the "Executive").

                              W I T N E S S E T H:

            WHEREAS, the Executive and the Company wish to continue the employment of the Executive on the terms and conditions specified herein;

            NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

            1. Term of Employment.

            (a) Commencing on the Effective Date, the Company agrees to continue to employ the Executive, and the Executive agrees to accept such continued employment and serve the Company, in such capacities, with such duties and authority, for such period, at such level of compensation and with such benefits, and upon such other terms and subject to such other conditions, as are hereinafter set forth. The term of the Executive's employment hereunder shall commence on the Effective Date and, shall continue until terminated in accordance with the terms of Paragraph 5 herein (the "Term of Employment").

            2. Capacities, Duties and Authority.

            (a) Effective on the Effective Date, the Executive shall continue to serve the Company in the position of Chief Executive Officer ("CEO").

            (b) In his capacity as CEO, the Executive shall have such authority, perform such duties, discharge such responsibilities and render such services as are customary to and
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consistent with such position, subject to the authority and direction of the
Company's Board of Directors or its designee.

            (c) The Executive shall render his services diligently, faithfully and to the best of his ability, devoting thereto substantially all of his business time, energy and skills to the Company; provided, however, that nothing herein shall preclude the Executive from serving as an outside corporate director, making and managing personal investments or serving in any capacity with any civic, educational or charitable organization, so long as such activities are disclosed to the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") and do not conflict with the interests of the Company or interfere with the performance of the Executive's duties and obligations hereunder, including, but not limited to the obligations set forth in Paragraph 6 hereof.

            3. Compensation.

            (a) The Executive shall be paid a base salary, payable in accordance with the regular payroll practices of the Company. During the Term of Employment, the Compensation Committee shall annually review the Executive's performance and determine, in its sole discretion, whether or not to increase the Executive's base salary and, if so, the amount of such increase. Once increased, the Executive's base salary hereunder may not thereafter be decreased. The Executive's base salary as in effect from time to time is hereinafter referred to as the "Base Salary."

            (b) The Executive shall be entitled to participate in the Annual Incentive Compensation Plan ("AICP") or such other annual bonus plan as such is provided to the Company's senior-level executives in accordance with the terms and conditions of such plans as may be in effect from time to time. The Executive shall also be eligible, during the Term of Employment, to earn an annual bonus based upon performance goals or other criteria as may be


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established by the Compensation Committee, in its sole discretion. Such bonus will be payable on terms as may be established by the Compensation Committee.

            (c) The Executive shall be entitled to participate in the Executive Incentive Plan ("EIP"), any successor plan thereto or any other long-term bonus or incentive compensation plans as such is provided to the Company's senior-level executives in accordance with the terms and conditions of such plans as may be in effect from time to time.

            (d) The Executive shall be entitled, annually during the Term of Employment, to vacation, without loss or diminution of compensation, in accordance with Company policy then in effect.

            4. Employee Benefit Programs.

            (a) During the Employment Period, the Executive shall be entitled to participate in and shall have the benefit of all the Company's group and executive life and disability plans, group medical, dental and vision plans and programs, AICP, EIP, Value Appreciation Plan ("VAP"), Deferral Compensation Program, MAP, 401(k) Plan, Annuity Bonus Program, Supplemental Executive Retirement Plan ("SERP"), Special Awards Plan and such other employee benefit plans and programs as generally are or will be made available to executive personnel of the Company, as such benefit plans or programs may be amended or terminated in the sole discretion of the Company from time to time.

            (b) For each full calendar year of employment the Executive will be eligible for a deposit in the MasterCard Rabbi Trust (the "Rabbi Trust") in an amount of up to $150,000 per year. $50,000 of this amount shall be payable to the Rabbi Trust for each year in which the Executive is employed on December 31st of such year. Eligibility for the remaining $100,000 will be based upon performance, payable to the Rabbi Trust, if at all, together with the aforementioned guaranteed minimum $50,000 payment, by end of the first quarter of the


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following year. The Executive shall only be entitled to the full amount of the
$100,000 payment for each year that the Executive has qualified, based upon the performance of the Executive, for a full target level AICP Bonus. For each year that the Executive does not qualify for such a full target level bonus but does qualify for at least 90% of his target level bonus for that year, the Executive shall be entitled to $50,000 of the $100,000 payment. For each year that the Executive does not qualify for at least 90% of such a target level bonus but does qualify for at least 80% of his target level bonus for that year, the Executive shall be entitled to $25,000 of the $100,000 payment. In any year that the Executive has not qualified for such an AICP Bonus of at least 80% of such target level for that year, the Executive shall not be entitled to any of the $100,000 payment. The Executive is and shall be irrevocably vested in 100% of all of his benefits provided by the Trust. The assets of the Trust shall be distributed, in accordance with the terms of the Trust instrument, to the Executive at the later of age 55 or the time of cessation of the Executive's employment, including without limitation, cessation of employment in the event of the Employee's inability to perform duties as provided in paragraph 5(a)(ii) below. Notwithstanding the foregoing, in the event of the Executive's death, any benefits remaining unpaid from the Trust at the time of the Executive's death shall then be distributed to the Executive's estate or other designated beneficiary, as provided under the Trust instrument. The assets in the Trust shall be invested in a market basket of stocks, securities, government bonds and paper and/or funds as determined by the provisions of the Trust instrument.

           (c) During the Term of Employment, the Executive shall be entitled to participate in the Company's executive perquisite program as such is provided to the Company's senior-level executives in accordance with the terms and conditions of such program as may be in effect from time to time.



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            (d) Nothing in this Paragraph 4 shall be construed to require the
Company to establish, maintain or continue any benefit plan, program or arrangement. Except as otherwise expressly provided by their terms, such benefit plans, programs or arrangements are subject to modification or termination by the Company at any time.

            5. Termination of Employment.

            (a) The Executive's employment hereunder shall terminate:

                  (i) upon the death of the Executive;

                  (ii) upon the Disability of the Executive, which for the
            purposes of this Agreement shall be defined as set forth under the MasterCard Long-Term Disability Benefits Plan, as it may be amended from time to time, which continues for a period of at least six (6) months or for an aggregate of one hundred eighty (180) days within any twelve (12) month period), as determined by the Company's disability insurance carrier, after review of such medical evidence as the disability insurance carrier may deem necessary. Any dispute concerning whether the Executive is deemed to have suffered a Disability for purposes of this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in the MasterCard Long-Term Disability Benefits Plan. The Executive shall be required to apply for Long-Term Disability benefits promptly upon becoming disabled or upon request by the Company. The Company may not terminate the Executive's employment on account of Disability under the provisions of this paragraph unless the Executive has been approved to receive benefits under the terms of the MasterCard Long-Term Disability Benefits Plan.



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                  (iii) at the option of the Company, exercisable by or upon the authority of the Company's Board of Directors and effective not less than fourteen (14) days after the giving by the Company to the Executive of written notice of such exercise, for "Cause" ("Notice of Termination for Cause"), which, for purposes of this Agreement, shall mean:

                  (A) the willful failure by the Executive to perform his duties or responsibilities (other than due to Disability);

                  (B) the Executive's having been convicted of, or entered a plea of guilty or nolo contendere to any crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude;

                  (C) the material breach by the Executive of any written covenant or agreement with the Company not to disclose any information pertaining to the Company; or

                  (D) the breach by the Executive of the Code of Conduct, any material provision of this Agreement, or any material provision of the following Company policies: nondiscrimination, substance abuse, workplace violence, nepotism, travel and entertainment, corporate information security, antitrust/competition law, foreign corrupt practices act and other Company policies approved by the Executive adopted after the date of this Agreement that the Company notifies Executive are to be included in this section.

The Company's Notice of Termination For Cause shall state the date of termination and the basis for the Company's determination that the Executive's actions establish Cause hereunder. Upon


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the Executive's receipt of a Notice of Termination For Cause, the Executive may,
prior to the date of termination set forth therein, seek to cure any conduct identified in the Notice of Termination For Cause as establishing Cause (to the extent susceptible to cure) and shall, upon his written request, be accorded the right to address the Board of Directors, with or without counsel to the Executive present at the Executive's option, for the purpose of responding to the Notice of Termination For Cause. Following such meeting between the Executive and the Board of Directors, if the Board of Directors does not withdraw or modify the Notice of Termination For Cause, the Executive's employment shall terminate on the date of termination stated in the Notice of Termination For Cause.

                  (iv) at the option of the Company, for a reason other than death, Disability or Cause, effective ninety (90) days after the giving of written notice of such exercise or immediately upon the Company's tender to the Executive of written notice and ninety (90) days' Base Salary in lieu of such notice period;

                  (v) at the option of the Executive, effective ninety (90) days after the giving of written notice to the Company of the grounds for termination for Good Reason by the Executive, which grounds, as specified by the Executive, have not been cured by the Company during such ninety (90) day period. The Company may waive the ninety
            (90) day notice required to be given by the Executive hereunder by giving written notice to the Executive. For purposes of this Agreement "Good Reason" shall mean the occurrence at any time of any of the following without the Executive's prior written consent:

                  (A) removal from the principal position held by the Executive with the Company on the Effective Date;



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                  (B)   a reduction in the Executive's annual Base Salary from
                        that in effect on the Effective Date (or any greater salary that the Executive is subsequently entitled to);

                  (C) the relocation of the Executive's principal place of employment to a location more than fifty (50) miles from the Executive's principal place of employment (unless such relocation does not increase the Executive's commute by more than twenty (20) miles) on the Effective Date, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations as of such day; or

                  (D) the failure by the Company to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement.

                  (vi) at the option of the Executive, for a reason other than
            Good Reason ("Voluntary Resignation"), which shall be effective only after the giving of ninety (90) days prior written notice of such exercise.

            (b) Obligations of the Company upon Termination of Employment.

                  (i) Death. In the event of the Executive's death during the
            Employment Period, the Employment Period shall end as of the date of the Executive's death and his estate and/or beneficiaries, as the case may be, shall be entitled to the following, as soon as practicable following the date of Executive's death:

                  (A) Base Salary earned but not paid prior to the date of his death;



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                  (B)   payment for all accrued but unused vacation time up to
                        the date of his death;

                  (C) the target annual incentive bonus payable for the year in which the Executive's death occurs; and

                  (D) such additional benefits to which the Executive is expressly entitled following the termination of the Executive's employment on account of death, as may be provided by the then existing plans, programs and/or arrangements of the Company.

                  (ii) Disability. If the Executive's employment is terminated due to Disability during the Term of Employment, either by the Company or by the Executive, the Term of Employment shall end as of the date of the termination of the Executive's employment (as provided in Paragraph 5(a)(ii) of this Agreement) and the Executive shall be entitled to the following, as soon as practicable following the date of termination:

                  (A) Base Salary earned but not paid prior to the date of the termination of the Executive's employment;

                  (B) payment for all accrued but unused vacation time up to the date of the termination of the Executive's employment;

                  (C) a pro rata portion (based upon completed calendar quarters worked) of the target annual incentive bonus payable for the year in which the Executive's termination of employment occurs; and

                  (D) such additional benefits to which the Executive is expressly entitled following the termination of the Executive's employment


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                        on account of Disability, as may be provided by the then
                        existing plans, programs and/or arrangements of the Company.

                  (iii) Cause. If the Company terminates the Executive's
            employment for Cause in accordance with the terms set forth in Paragraph 5(a)(iii) above, the Term of Employment shall end as of the effective date of termination and the Executive shall be entitled to the following, as soon as practicable following the Executive's date of termination:

                  (A) Base Salary earned but not paid prior to the date of the termination of his employment;

                  (B) payment for all accrued but unused vacation time up to the date of the termination of the Executive's employment; and

                  (C) such additional benefits to which the Executive is expressly entitled following the termination of the Executive's employment by the Company for Cause, as may be provided by the then existing plans, programs and/or arrangements of the Company.

                  (iv) Voluntary Resignation. If the Executive terminates his employment by Voluntary Resignation, in accordance with the terms set forth in Paragraph 5(a)(vi) above, the Term of Employment shall end as of the effective date of termination; and the Executive shall be entitled to the following, as soon as practicable following the Executive's date of termination.

                  (A) Base Salary earned but not paid prior to the date of the termination of his employment;



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                  (B)   payment for all accrued but unused vacation time up to
                        the date of the termination of the Executive's employment; and

                  (C) such additional benefits to which the Executive is expressly entitled following the termination of the Executive's employment by Voluntary Resignation, as may be provided by the then existing plans, programs and/or arrangements of the Company.

                  (v) Without Cause or With Good Reason. If the Executive's
            employment is terminated by the Company (other than for Cause or Disability) in accordance with the terms set forth in Paragraph 5(a)(iv) above, or if the Executive terminates his employment with Good Reason in accordance with the terms set forth in Paragraph 5(a)(v) above, the Term of Employment shall end as of the effective date of termination and the Executive shall be entitled to the following as soon as practicable (unless otherwise provided herein) following the Executive's date of termination:

                  (A) Base Salary earned but not paid prior to the date of the termination of his employment;

                  (B) payment for all accrued but unused vacation time up to the date of the termination of the Executive's employment;


                  (C) a pro rata portion (based upon completed calendar months worked) of the target annual incentive bonus payable for the year in which the Executive's termination of employment occurs;


                  (D) subject to the Executive's execution of Separation Agreement(s) and Release(s) of all claims related to the Executive's employment


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                        or the termination thereof, in the form annexed hereto,
                        other than any modifications which may be required to effectuate such release(s) based upon any changes in law, additional pay, in the form of Base Salary continuation and payment of an amount equivalent to the average annual incentive bonus received by the Executive with respect to the prior three years of Executive's employment by the Company (the "Average Bonus Payment"), payable on a schedule in accordance with the regular payroll and annual incentive bonus pay practices of the Company (such Base Salary continuation and Average Bonus Payment being collectively referred to herein as "Additional Pay") for, and with respect to, a period of thirty-six (36) months following the Executive's date of termination (the "Additional Pay Period"). Notwithstanding the foregoing, in the event the Additional Pay Period would otherwise terminate prior to the date on which the Executive attains the age of fifty-five (55), the Company shall recalculate the Additional Pay payable during the Additional Pay Period and pay to the Executive as an employee on the Company's payroll, on an approved leave of absence (which shall not be deemed to be full-time employment), an amount equal to the Additional Pay payable to the Executive during the Additional Pay Period, divided into equal installments, payable in accordance with the Company's regular payroll practices, beginning with the first


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                        payroll period of such Additional Pay Period and ending
                        with the first payroll period after the date the Executive attains the age of fifty-five (55) (the "Recalculated Additional Pay Period"). In all events, Additional Pay shall be paid to the Executive for that portion of the Additional Pay Period prior to the date the Executive attains the age of fifty-five (55) as an employee on the Company's payroll on an approved leave of absence. At the conclusion of the Executive's approved leave of absence the Executive's employment shall terminate and the Executive or, if applicable, an authorized representative of the Executive's estate, shall execute a Separation Agreement and Release in substantially the same form as the Separation Agreement and Release executed by the Executive at the commencement of the Additional Pay Period or Recalculated Additional Pay Period, as applicable, covering the period of the Executive's approved leave of absence. In the event the Executive is placed on an approved leave of absence, all references to termination of employment in Paragraph 5(b)(v)(A-H) shall mean termination of full-time employment. The Executive agrees to make himself available to consult with the Company during the approved leave of absence period, at reasonable times and with reasonable notice as may be requested by the Company from time to time. In the event that the Executive dies prior to receipt of all Additional Pay due hereunder, any


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                        remaining Additional Pay due to the Executive under this
                        Paragraph 5(b)(v)(D) shall be paid to the Executive's estate;

                  (E) subject to the Executive's execution of Separation Agreement(s) and Release(s), as set forth in Paragraph D, above, payment on the Executive's behalf, for the monthly cost of the premiums for coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA"), for a period equivalent to the Additional Pay Period (as may be reduced by the Executive in accordance with the terms of Paragraph 6(e), below) or eighteen (18) months (twenty-nine (29) months if the Executive is now disabled or determined to be disabled under the Social Security Act within the first sixty (60) days of the continuation period) following the date of the termination of the Executive's employment, whichever is shorter; provided, however, such coverage shall not be provided if during such period the Executive is or becomes ineligible under the provisions of COBRA for continuing coverage or the Executive becomes eligible for medical coverage under Paragraph 5(b)(v)(H) below or any Company retirement plan. The Executive agrees that in consideration of the payment of cost of COBRA coverage to execute all necessary documentation acknowledging proper COBRA Notice and coverage;



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                  (F)   subject to the Executive's execution of Separation
                        Agreement(s) and Release(s) as set forth in Paragraph D, above, outplacement services, to be provided by a firm selected by the Company, at a level generally made available to senior executives of the Company for the shorter of the Additional Pay Period or the period he remains unemployed;

                  (G) subject to the Executive's execution of Separation Agreement(s) and Release(s), as set forth in Paragraph D, above and subject to amendment of the SERP, which the Company hereby agrees to amend in accordance with the terms of this Paragraph G, Executive shall (i) become fully vested in his SERP benefit upon the termination of Executive's employment without Cause or with Good Reason as defined herein, and (ii) if Executive has not yet attained the age of fifty-five (55), receive additional benefits under the SERP or, at the Company's option, the Annuity Bonus Plan, to increase Executive's SERP or Annuity Bonus Plan benefit, as applicable, by the amount of benefits which Executive would have accrued under the Company tax-qualified pension and savings plan until the Executive attained the age of fifty-five (55) had he been eligible to participate in such plans; provided, however, no such SERP benefit shall be payable until the Executive attains the age of sixty (60) or as otherwise provided by the SERP, prior to its amendment in accordance with this Paragraph G;



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                  (H)   participation in the Company's health plan, life
                        insurance plan, individual disability benefit plan, EIP (for vesting purposes only, without further award or contribution), VAP (for vesting purposes only, without further award or contribution) and Special Awards Plan (for vesting purposes only, without further award or contribution) for the duration of any approved leave of absence then granted to the Executive and following such leave of absence, Executive shall, upon retirement, be fully vested in all EIP, VAP and Special Awards Plan grants previously made; provided, that the Executive waives in writing any and all rights to future participation and accrual of benefits under any qualified employee pension benefit plan of the Company as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and any Group Disability Plans; and

                  (I) such other benefits to which the Executive is expressly entitled following the termination of the Executive's employment by the Company without Cause or by the Executive with Good Reason, upon the termination of the Executive's approved leave of absence, as may be provided by the then existing plans, programs and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan, including, but not limited to, the MasterCard International Incorporated Severance Plan);



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            (c) Except as expressly provided by Paragraph 5(b), any payment or benefit provided under Paragraph 5(b) hereof shall be in lieu of any other severance, bonus or other payments, perquisites or benefits, including any further accruals or vesting thereof, to which the Executive might then or, in the future, be entitled pursuant to this Agreement or any statutory or common law claim. In order to preserve the parties' respective legal rights in the event of a dispute, the Executive acknowledges and agrees that in the event the parties dispute whether the Executive shall be entitled to the payment hereunder, such payment shall not be deemed to be earned or otherwise vest hereunder until such time as the dispute is determined by a final judgment of a court of competent jurisdiction or otherwise resolved. The foregoing shall not be deemed to prohibit a court of competent jurisdiction from awarding prejudgment interest under circumstances in which it may deem it appropriate to do so.

            (d) Notwithstanding anything to the contrary herein, if the Company's Board of Directors has reason to believe that there are circumstances which, if substantiated, would constitute Cause as defined herein, the Company may suspend the Executive from employment immediately upon notice for such period of time as shall be reasonably necessary for the Company's Board of Directors to ascertain whether such circumstances are substantiated. During such suspension, the Executive shall continue to be paid all compensation and provided all benefits hereunder; provided, however, that if the Executive has been indicted or otherwise formally charged by governmental authorities with any felony, the Company's Board of Directors may, in its sole discretion, and without limiting the Company's Board of Directors' discretion to terminate the Executive's employment for Cause (provided it has grounds to do so under the terms of Paragraph 5(a)(iii) hereof), suspend the Executive without continuation of any compensation or benefits hereunder (except health benefits which shall be continued during the


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period of suspension), pending final disposition of such criminal charge(s).
Upon receiving notice of any such suspension, the Executive shall promptly leave the premises of the Company and remain off such premises until further notice from the Company's Board of Directors. In the event the Executive is acquitted or otherwise exonerated of such charges, the Company shall pay to the Executive such compensation, with interest, calculated from the date such compensation was suspended at the prime lending rate in effect on the date the Company receives notice from the Executive of such acquittal or exoneration, and provide benefits withheld from the Executive during the period of the Executive's suspension, if any.

            6. Acknowledgements; Confidential Information; Competitive Activities; Non Solicitation.

            (a) The Executive acknowledges as follows:

                  (i) The Company is in the payments industry and provides such services both nationally and internationally without limitation to any geographic area.

                  (ii) Since the Company would suffer irreparable harm if the
            Executive left the Company's employ and solicited employees of the Company or otherwise interfered with business relationships of the Company, it is reasonable to protect the Company against such activities by the Executive for a limited period of time after the Executive leaves the Company.

                  (iii) The covenants contained in Paragraphs 6(b), (c) and (d)
            below are reasonably necessary for the protection of the Company and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effect on the Executive and the public. The purpose


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            and effect of the covenants simply are to protect the Company for a limited period of time from unfair competition by the Executive.

            (b) For the purposes of this Agreement, all confidential or proprietary information concerning the business and affairs of the Company, including, without limitation, all trade secrets, know how and other information generally retained on a confidential basis by the Company concerning its designs, software codes and specifications, formulae, processes, inventions and discoveries, business plans, pricing, product plans and the identities of, and the nature of the Company's dealings with, its members, suppliers and customers, whether or not such information shall, in whole or in part, be subject to or capable of being protected by patent, copyright or trademark laws, shall constitute "Confidential Information." The Executive acknowledges that he will from time to time have access to and obtain knowledge of certain Confidential Information, and that improper use or revelation thereof by the Executive, during or after the termination of his employment by the Company, could cause serious injury to the business of the Company. Accordingly, the Executive agrees that he will forever keep secret and inviolate all Confidential Information which shall have come or shall hereafter come into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Confidential Information to any other person. If the Executive is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, he shall provide the Company with prompt prior written notice of such legal requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this section. In any event, the Executive may furnish only that portion of the Confidential Information which the Executive is advised by legal counsel


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is required, and he shall exercise his best efforts to obtain an order or assurance that confidential treatment will be accorded such Confidential Information as is disclosed. Notwithstanding anything contained herein which may be to the contrary, the term "Confidential Information" does not include any information which at the time of disclosure or thereafter is generally available to and known by the public, other than as a result of a disclosure directly or indirectly by the Executive.

            (c) In addition to the acknowledgments by the Executive set forth in Paragraph 6(a) above, the Executive acknowledges that the services provided for the Company are a significant factor in the creation of valuable, special and unique assets which are expected to provide the Company with a competitive advantage. Accordingly, the Executive agrees that during the Term of Employment, and thereafter for the duration of the Additional Pay Period or the Recalculated Additional Pay Period, as applicable, or in the event that the Executive is ineligible for Additional Pay pursuant to Paragraph 5(b)(v)(D) hereunder, for a period of six (6) months following the Executive's date of termination in the event the Executive's employment is terminated for Cause pursuant to Paragraph 5(a)(iii), or twelve (12) months following Executive's date of termination in the event the Executive's employment is terminated for any other reason and the Executive is ineligible for Additional Pay pursuant to Paragraph 5(b)(v)(D), the Executive (whether as an employee, officer, director, partner, proprietor, investor, associate, executive, consultant, adviser or otherwise) will not, either directly or indirectly, for the Executive or any third party, engage or invest in any business or activity which is directly or indirectly in competition with any business or activity engaged in by the Company, including, but not limited to, any credit, charge, chip or debit card business or processor. For purposes of the preceding sentence, the Executive shall be deemed to be engaged in any business which any person for whom he shall perform services is engaged. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from having a beneficial ownership interest of less than 3% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on a national securities exchange or quoted on an inter-dealer quotation system. For the avoidance of doubt, the Company and Executive agree that Executive may perform services or engage in business or activities for a MasterCard Member, without violating the provisions of this Paragraph, provided that Executive may not perform services or engage in business or activities for a MasterCard Member that is party to a brand dedication agreement with VISA USA, VISA International, American Express, JCB, Discover, Diners Club, Carte Blanche or any other competitor of the Company, the term of which is two years or more.

            (d) During the Term of Employment, and thereafter for the duration of the Additional Pay Period or the Recalculated Additional Pay Period, as applicable, or in the event that the Executive is ineligible for Additional Pay pursuant to Paragraph 5(b)(v)(D) for a period of twelve (12) months following Executive's date of termination, the Executive shall not himself, or by assisting any other person to, directly or indirectly, (a) solicit, induce, recruit or encourage any other employee, agent, consultant or representative to leave the service of the Company for any reason, or (b) induce any member, customer, supplier or other person with whom the Company engaged in business, or to the knowledge of the Executive planned or proposed to engage in business, to terminate any commercial relationship with the Company or cease to accept or issue its products. Nothing herein contained shall be deemed to prohibit the Executive from hiring any employee, agent, consultant or representative of the Company who responds to a general, written solicitation in any form of media directed at the public in general.

            (e) Notwithstanding the provisions of paragraphs 6(c) and 6(d) above, the Executive may at his election, reduce the Additional Pay Period to a period of not less than twelve (12) months by providing written notice to the Company of such election. In such case, the restrictions contained in Paragraphs 6(c) and 6(d) shall be in effect only for the duration of such reduced Additional Pay Period and the Company's obligation to continue to provide any further Additional Pay with respect to any period subsequent to such reduced Additional Pay Period under the terms of Paragraphs 5(b)(v)(D) or provide any further benefits under the terms of Paragraph 5(b)(v)(E) shall cease. In the event that the Company determines, in good faith, that the Executive has breached his obligations under Paragraphs 6(b), 6(c) or 6(d), the Company shall be under no obligation to provide any further Additional Pay or provide any further benefits otherwise due under Paragraphs 5(b)(v)(D) or (E) above, during the remainder of the Additional Pay Period. In the event of a judicial determination that the Executive has breached his obligations under Paragraphs 6(b), 6(c) or 6(d), in addition to any damages or other relief otherwise available to the Company, the Executive shall be obligated to reimburse the Company for any Additional Pay previously received from the Company. In addition, following a judicial determination, the prevailing party shall be entitled to be reimbursed by the nonprevailing party for reasonable legal fees and expenses incurred by the prevailing party in connection with the judicial proceeding seeking to enforce the provisions of Paragraph 6 hereof.

            (f) For the purposes of this Agreement, the period of restriction of confidentiality or proprietary information and competition is intended to limit disclosure and competition by the Executive to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this Agreement is too extensive to be legally enforceable, then the parties hereby agree that the provisions hereof shall be construed to be confined to such scope or duration (not greater than that provided for herein) as shall be legally enforceable, and the Executive hereby consents to the enforcement of such limitations as so modified.

            (g) The Executive acknowledges that any violation by him of the provisions of this Paragraph 6 would cause serious and irreparable damage to the Company. He further acknowledges that it might not be possible to measure such damage in money. Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of the provisions of this Section, the Company may seek, in addition to any other rights or remedies, including money damages, an injunction or restraining order, without the need to post any bond or other security, prohibiting the Executive from doing or continuing to do any acts constituting such breach or threatened breach.

            7. Reimbursement of Business Expense.

            During the Term of Employment, subject to and in accordance with the Company's policies with regard to such matters, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under the Agreement, and the Company shall promptly reimburse him for all such properly documented business expenses incurred in accordance with the Company's travel and business expense reimbursement policy in connection with carrying out the business of the Company.

            8. Indemnity.

            The Company shall indemnify the Executive, to the fullest extent permitted by the General Corporation Law of the State of Delaware, for any acts or omissions taken or made by the Executive during the Term of Employment, within the scope of his authority under this Agreement.

            9. Miscellaneous.

            (a) This Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws. Any legal suit, action or proceeding against any party hereto arising out of or relating to this Agreement shall be instituted in a federal or state court in the State of New York, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

            (b) Upon the Effective Date, this Agreement and the Change-in-Control Agreement between the Executive and the Company, entered into simultaneously herewith, shall incorporate the complete understanding and agreement between the parties with respect to the subject matter hereof and thereof and supersede any and all other prior or contemporaneous agreements, written or oral, between the Executive and the Company or any predecessor thereof, with respect to such subject matter. No provision hereof may be modified or waived except by a written instrument duly executed by the Executive and the Company with the express approval of the Compensation Committee.

            (c) The Executive acknowledges that before entering into this Agreement he has received a reasonable period of time to consider this Agreement and has had sufficient time and an opportunity to consult with any attorney or other advisor of his choice in connection with this Agreement and all matters contained herein, and that he has been advised to do so if he so chooses. The Executive further acknowledges that this Agreement and all terms hereof are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by the Company, that he has approved and entered into this Agreement and all of the terms hereof on his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein.

            (d) The Company shall be entitled to deduct and withhold from all compensation payable to the Executive pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation or ordinance of the United States of America or any state or local jurisdiction therein or any foreign taxing jurisdiction.

            (e) Paragraph headings are included in this Agreement for convenience of reference only and shall not affect the interpretation of the text hereof.

            (f) Any and all notices, demands or other communications to be given or made hereunder shall be in writing and shall be deemed to have been fully given or made when personally delivered, or on the third business day after mailing from within the continental United States by registered mail, postage prepaid, addressed as follows:

            If to the Company:

            MasterCard International Incorporated
            2000 Purchase Street
            Purchase, New York 10577

            Attention: General Counsel

            If to the Executive:


            Robert W. Selander


Either party may change the address to which any notices to it shall be sent by giving to the other party written notice of such change in conformity with the foregoing.

            (g) This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

            (h) This Agreement may be assigned by the Company to, and shall inure to the benefit of, any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation or purchase of substantially all of the assets of the Company or otherwise, provided that such successor shall assume the Company's obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

            (i) Notwithstanding anything contained herein to the contrary, the Executive shall not be entitled to receive any duplicative payment or benefit hereunder, with respect to any payment or benefit received during the Change-in-Control Payment Period or the Recalculated Change-in-Control Payment Period provided under the Executive's Change-in-Control Agreement with the Company. Any payment or benefit to which the Executive may become entitled hereunder with respect to the Additional Pay Period or the Recalculated Additional Pay Period, as applicable, shall take into account any payment or benefits already received by or provided to the Executive during the Change-in-Control Payment Period or the Recalculated Change-in-Control Payment Period under the Executive's Change-in-Control Agreement with the Company, such that the Executive does not receive the same payment or benefit (or any portion thereof) twice, but instead shall receive under both this Agreement and the Change-in-Control Agreement combined, only the equivalent of the full payment or benefit to which he is then entitled under the operative agreement. This Paragraph 9(i) shall not affect any accelerated vesting to which the Executive has or may become entitled under this Agreement or the Executive's Change-in-Control Agreement.

            IN WITNESS WHEREOF, each of the Company and the Executive has executed this Agreement to become effective on the Effective Date.

                                    MASTERCARD INTERNATIONAL
                                    INCORPORATED

/s/ Robert W. Selander              By: /s/ Michael Michl
--------------------------              ------------------------------
Robert W. Selander                     Michael Michl
                                       Executive Vice President,
                                       Central Resources

                              AGREEMENT AND RELEASE


TO:   MasterCard International Incorporated

      1. I acknowledge that my [full-time] employment terminated effective [date]. The terms and conditions governing the termination of my [full-time] employment are provided by my Employment Agreement with MasterCard International Incorporated ("MasterCard"), dated as of_____ , 2001 ("Employment Agreement"), my Change in Control Agreement with MasterCard, dated as of_____ , 2001 ("CIC Agreement") and this Agreement and Release, which together constitute our Agreement (collectively, the "Agreements"). I further acknowledge that the payments and benefits provided under the Agreements relating to the period following the termination of my [full-time] employment are conditioned upon my execution of this Agreement and Release. I further acknowledge that the Agreements provide for payments and benefits which exceed and are in lieu of any other payments and benefits to which I might otherwise be entitled in the absence of my execution of this Agreement and Release.

      2. Waiver and Release: Except as otherwise provided in the Employment Agreement and the CIC Agreement, I agree to and do waive any claims I may have for employment by MasterCard. I further agree to and do release and forever discharge MasterCard, its members, subsidiaries, affiliates and their respective current and former officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment by MasterCard or the termination thereof, including, but not limited to wrongful discharge, breach of contract, tort, fraud, Civil Rights Laws, the Age Discrimination in Employment Act, the Americans with Disabilities Act or any other federal, state or local law relating to employment, discrimination in employment, termination of employment or otherwise, up to and including the date I execute this Agreement and Release.

      3. Agreement Not to Sue: Except as otherwise prohibited by law, I agree not to sue or commence any proceeding or participate voluntarily in any action, suit, proceeding, arbitration or mediation against MasterCard and/or its current or former employees, directors and agents, with respect to any act, occurrence, event, or any alleged failure to act, relating to my employment and occurring up to and including the date of this Agreement and Release.

      4. Exclusions from this Agreement and Release: This Agreement and Release excludes my right to enforce the terms of the Employment Agreement or the CIC Agreement insofar as they relate to MasterCard's obligations to me, which survive the termination of my [full-time] employment, nor does it include any rights I may have under MasterCard's employee benefit plans as determined by the terms of the relevant plan documents, other than the Severance Plan and except as may otherwise be expressly provided in the Employment Agreement or the CIC Agreement. Further, this Agreement and Release excludes any claims I may have for: (i) indemnity as provided in the Employment Agreement; and (ii) coverage under any MasterCard Directors and Officers liability insurance policy.

      5. Return of Property: No later than [insert termination day], I agree to relinquish all MasterCard property in my possession or under my control, including, but not limited to, MasterCard equipment, files, keys, personal computers, cellular phones and business, credit and access cards. I further agree to submit all expense reports and settle my outstanding accounts with MasterCard before I may receive any payments or other benefits pursuant to the Agreements. I acknowledge that MasterCard will not accept expense reports submitted more than twenty (20) days after the effective date of the termination of my [full-time] employment. I further acknowledge that MasterCard will review timely submitted expense reports and pay only those ordinary and necessary business expenses in accordance with its then current business expense reimbursement policy.

      6. No Disparagement: I agree that I will not now or at any time in the future, make any communications, whether oral or written, which negatively reflect upon, or disparage in any way, or induce or encourage others to disparage in any way, MasterCard, its services, its products, or any of its members or current or former directors, officers, employees or agents.

      7. Transition of My Responsibilities: I agree to cooperate fully, completely and to the extent reasonably required by MasterCard in order to assure transition of files and pending matters that are or will be assigned to other staff. To the extent not inconsistent with my employment or other business activities, this includes, but is not limited to, assisting and advising MasterCard from time to time with respect to matters in which I was involved and had knowledge as MasterCard's Chief Executive Officer. Further, I agree to provide testimony and/or information related to any claims, lawsuits or investigations by or against MasterCard and to make myself available for that purpose.

      8. Right to Terminate and Recover Payments and Other Benefits: Except as otherwise prohibited by law, with respect to the release of claims under the Age Discrimination in Employment Act, I acknowledge and agree that MasterCard's obligation to make or provide, or continue making or providing payments and benefits under the Agreements relating to the period following the termination of my [full-time] employment is expressly conditioned upon my compliance with all of my obligations provided under this Agreement and Release. Should I violate any of the terms of this Agreement and Release, MasterCard will be entitled to discontinue all payments and benefits provided under the Agreements. In the event of a judicial determination that I have breached my obligations under this Agreement and Release, MasterCard shall have the further right to recover all sums it may have paid pursuant to the Agreements relating to the period following the termination of my [full-time] employment. In addition, following a judicial determination, the prevailing party shall be entitled to be reimbursed by the non-prevailing party for reasonable legal fees and expenses incurred by the prevailing party in connection with the judicial proceeding seeking to enforce the provisions of this paragraph 8. The foregoing shall not limit MasterCard's rights under the Agreements in the event of a breach of any of the Agreements by the Executive.

      9. Terms Governing The Agreements: I acknowledge that the Agreements set forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to my employment by MasterCard or the termination thereof. The Agreements may not be modified except by a writing, signed by me and by MasterCard. The Agreements shall be binding upon my heirs and personal representatives, and the successors and assigns of MasterCard. This Agreement and Release shall be governed and construed in accordance with the laws of the State of New York, without regard to its choice of law rules.

      10. Severability: The invalidity or unenforceability of any particular provisions of this Agreement and Release shall not affect the other provisions hereof, and this Agreement and Release shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

      11. Waiver: I understand that the waiver by MasterCard of my breach of any provision of this Agreement and Release shall not operate or be construed as a waiver of any subsequent breach by me. The waiver by me of a breach of any provision of this Agreement and Release by MasterCard shall not operate or be construed as a waiver of any subsequent breach by MasterCard.

      12. No Admission of Wrongdoing: I acknowledge that by making this offer, MasterCard does not admit any failure of performance, wrongdoing or violation of law.

      13. Acknowledgment of Voluntary Execution: I have been informed that I may take up to 21 days from today to consider this Agreement and Release. I have also been informed that I may revoke this Agreement and Release after signing it, but only by delivering a signed revocation notice to ______________ within seven (7) days of my signing and returning this Agreement and Release. I acknowledge that before executing this Agreement and Release, I have had the opportunity to consult with any attorney or other advisor of my choice, and I have been advised to do so if I choose. I further acknowledge that I have signed this Agreement and Release of my own free will, and that no promises or representations have been made to me by any person to induce me to sign this Agreement and Release other than the express terms set forth in the Agreements. I further acknowledge that I have read the Agreements and understand all of the terms outlined therein, including the waiver and release of claims set forth in paragraph 2 above.


Accepted and Agreed:

_______________________________________
Robert W. Selander

Dated:_________________________________





                                       3